Exhibit 10.31
EXECUTION VERSION
$735,000,000
CREDIT AGREEMENT
among
GNC CORPORATION,
GENERAL NUTRITION CENTERS, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
J.P. MORGAN SECURITIES INC. and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arrangers
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent
MERRILL LYNCH CAPITAL CORPORATION and
LEHMAN COMMERCIAL PAPER INC.
as Documentation Agents
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of March 16, 2007

i

ANNEXES:

A	Pricing Grid
B	Existing Letters of Credit

SCHEDULES:

1.1(a)	Certain Adjustments
1.1(b)	Mortgaged Property
2.1	Lenders
3.3	Subsidiaries Not In Good Standing
3.4	Consents, Authorizations, Filings and Notices
3.9	Intellectual Property
3.14(a)	Subsidiaries
3.14(b)	Agreements Related to Capital Stock
3.18(a)-1	UCC Filing Jurisdictions
3.18(a)-2	UCC Financing Statements to be Terminated
3.18(b)	Mortgage Filing Jurisdictions
5.14	Post-Closing Obligations
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.8(p)	Existing Investments
6.10	Affiliate Transactions
6.13(h)	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Proskauer Rose LLP
F-2	Form of Legal Opinion of Mark Weintrub
F-3	Form of Legal Opinion of Kennedy, Covington, Lobdell & Hickman, LLP
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swingline Note
H	Form of Exemption Certificate
I	Form of Borrowing Request

          CREDIT AGREEMENT, dated as of March 16, 2007, among GNC CORPORATION, a Delaware corporation (“Holdings”), GENERAL NUTRITION CENTERS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and MERRILL LYNCH CAPITAL CORPORATION and LEHMAN COMMERCIAL PAPER INC., as documentation agents (in such capacity, the “Documentation Agents”).
W I T N E S S E T H:
          WHEREAS, pursuant to the Acquisition Agreement (as defined below), GNC Acquisition Holdings Inc., a Delaware corporation, will acquire (the “Acquisition”) all of the issued and outstanding Capital Stock of GNC Parent Corporation, a Delaware corporation (“GNC Parent”), pursuant to which GNC Acquisition Inc., a Wholly Owned Subsidiary of Holdings, will immediately be merged with and into GNC Parent (the “Merger”) with GNC Parent as the surviving corporation;
          WHEREAS, GNC Parent owns 100% of the issued and outstanding Capital Stock of Holdings and, indirectly through Holdings, 100% of the Borrower;
          WHEREAS, the Borrower has requested that the Lenders make credit facilities available to the Borrower in order to finance the foregoing transactions and for the other purposes set forth herein; and
          WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition”: as defined in the recitals hereto.
          “Acquisition Agreement”: the Agreement and Plan of Merger, dated as of February 8, 2007, among GNC Parent Corporation, GNC Acquisition Holdings Inc. and GNC Acquisition Inc., as in effect on the date hereof or as may be amended from time to time so long as such amendment is no less advantageous to the Lenders in any material respect than such agreement in effect on the date hereof.

          “Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto, in each case, as in effect on the date hereof or as may be amended from time to time so long as such amendment is no less advantageous to the Lenders in any material respect than such agreement in effect on the date hereof.
          “Adjusted LIBO Rate”: means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble hereto.
          “Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent and the Administrative Agent.
          “Agreement”: this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.
          “Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	ABR	Eurodollar
	Loans	Loans
Revolving Credit Facility	1.25%	2.25%
(including Swingline Loans)
Term Loan Facility	1.25%	2.25%

provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margins with respect to Revolving Credit Loans and Swingline Loans will be determined pursuant to the Pricing Grid.
          “Applicable Percentage”: with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Application”: an application, in such form as an Issuing Bank may specify from time to time, requesting an Issuing Bank to issue a Letter of Credit.
          “Approved Fund”: has the meaning assigned to such term in Section 9.4(b).
          “Ares”: means any collateralized loan obligation fund, any collateralized debt obligation fund, any collateralized bond obligation fund, any distressed asset fund, any hedge fund or any other similar fund managed by Ares Management LLC.
          “Arrangers”: as defined in the preamble hereto.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property by Borrower or any of its Subsidiaries to any Person other than Borrower or any other Loan Party, other than (i) any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g) or (k) of Section 6.5), (ii) other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower, and (iii) any Disposition, whether in a single transaction or through a series of related Dispositions, resulting in aggregate Net Proceeds not exceeding $1,000,000 in any fiscal year of the Borrower, provided, that Dispositions excluded by this clause (iii) shall be included in determining whether the $5,000,000 threshold in clause (ii) has been satisfied.
          “Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.
          “Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Auto Renewal Letter of Credit”: as defined in Section 2.8(c).
          “Availability Period”: the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

          “Available Cash”: as of any date of determination, an amount equal to the sum of (a) 50% of the Available Excess Cash Flow Amount on such date (assuming, solely for purposes of this definition, that the term “Excess Cash Flow Period” as used in the definition of “Available Excess Cash Flow Amount” is defined as each fiscal year of the Borrower commencing with the 2007 fiscal year) plus (b) the cumulative amount of cash proceeds from the sale of Capital Stock of Holdings after the Closing Date (other than Disqualified Capital Stock) which proceeds (i) have been contributed to the capital of the Borrower and (ii) have not previously been applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose) minus (c) the sum of Available Cash used to pay cash dividends pursuant to Section 6.6(d) or to fund Investments permitted pursuant to Section 6.8(x), Capital Expenditures pursuant to clause (c) of the proviso in Section 6.7, Investments pursuant to Section 6.8(i) or optional prepayments, repurchases or redemptions pursuant to Section 6.9(a)(ii).
          “Available Excess Cash Flow Amount”: at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.15(c) through the date of determination.
          “Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.14(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing”: means (a) Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
          “Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit I.
          “Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Pittsburgh, Pennsylvania are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including, without limitation, investments that constitute Permitted Acquisitions.
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) United States and Canadian dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“S&P”) and, in each case, maturing within one year after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
          “Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of any overdraft and related liabilities arising from treasury and cash management services or any automated clearing house transfer of funds.
          “Change in Law”: (a) the adoption of any law, rule or regulation after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder.
          “Change of Control”: the occurrence of any of the following events: (a) prior to an initial public offering with respect to Holdings, the Permitted Investors shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) securities having a majority of the ordinary voting power for the election of directors of Holdings measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested), unless the Permitted Investors, taken together, beneficially own and control (i) at least 35%, on a fully diluted basis, of the outstanding combined economic and voting interests in the Capital Stock of Holdings, (ii) at least a majority of the economic interests in Holdings and (iii) on a fully diluted basis, more of the outstanding combined economic and/or voting interests in the Capital Stock of Holdings than any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act); (b) the Permitted Investors shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) shares of common stock of Holdings (i) prior to an initial public offering with respect to Holdings, equal to at least 50% of the aggregate number of shares of common stock of Holdings determined on a fully diluted basis (counting all outstanding shares and giving effect to all issuances and transfers that would result from the exercise of any and all outstanding options, warrants, conversions, privileges and other rights relating to the issuance or transfer of any Holdings common stock, whether or not such rights are conditional) and (ii) at any time after an initial public offering with respect to Holdings, equal to at least 30% of the Capital Stock of Holdings entitled to vote in the election of directors of Holdings measured by voting power rather than number of shares; (c) at any time after an initial public offering with respect to Holdings, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes a person that is not a Permitted Investor, any Capital Stock beneficially owned by Permitted Investors), other than any “person” or “group” comprised solely of Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than the lesser of (i) 35% of the Capital Stock of Holdings entitled to vote in the election of directors of Holdings, measured by voting power rather than the number of shares and (ii) the amount of Capital Stock of Holdings entitled to vote in the election of directors of Holdings, measured by voting power rather than number of shares then beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) by the Permitted Investors; (d) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (e) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Permitted Liens); or (f) a Specified Change of Control.

          “Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or a Revolving Credit Commitment.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived by the Syndication Agent and the Administrative Agent.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: with respect to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Company Intellectual Property”: as defined in Section 3.9.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2007 and furnished to the initial Lenders in connection with the syndication of the Facilities.
          “Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swingline Loans, to the extent otherwise included therein.
          “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense and non-cash interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, including, in the case of the Borrower, the Loans, Letters of Credit, the Senior Notes (including professional fees and expenses) and Senior Subordinated Notes (including professional fees and expenses), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any fees or expenses paid in connection with the Acquisition, in an amount not to exceed $42,000,000, (g) any other non-cash charges (including any writedown of goodwill pursuant to SFAS No. 142), (h) legal and accounting costs related to the calculation of, and resolution of disputes relating to, purchase price adjustments under the Acquisition Agreement, (i) up to $25,000,000 paid to vested option holders in fiscal year 2006, and (j) any Permitted Management Fees paid or accrued during such period (provided that any amounts that are added back to Consolidated EBITDA pursuant to this clause (j) in respect of Permitted Management Fees accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause (j) in any subsequent period) and minus, to the extent included in the statement of such Consolidated Net Income for such period the sum of (a) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining Consolidated Interest Expense), (b) any non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), all as determined on a consolidated basis and (d) any cash amounts distributed pursuant to Section 6.6(c) (excluding amounts distributed to Stockholders (as defined in the Acquisition Agreement) pursuant to Schedule A to the Acquisition Agreement); provided that the Consolidated EBITDA of Borrower and its Subsidiaries for the fiscal quarters ending December 31, 2005 shall be conclusively deemed equal to $30,300,000, the Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2006 shall be conclusively deemed equal to $44,400,000, the Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 2006 shall be conclusively deemed equal to $43,100,000, Consolidated EBITDA for the fiscal quarter ending September 30, 2006 shall be conclusively deemed equal to $47,500,000 and the Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2006 will be subject to the additional adjustments set forth on Schedule 1.1(a); provided further that, for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period to determine compliance with Senior Secured Debt Ratio Incurrence Test for purposes of Section 6.8, (i) the Consolidated EBITDA of any Person or business segment acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period), (ii) the Consolidated EBITDA of any Person or business segment Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such Disposition and the repayment, incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, with any such repayment, incurrence or assumption of Indebtedness being deemed to be amortized over the applicable period in accordance with its terms) and (iii) the calculation of Consolidated EBITDA shall reflect cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings) directly attributable to the acquisition or disposition, as the case may be, or related to actions implemented or to be implemented within one year of the date of the acquisition or disposition, as the case may be, that are (x) supportable and quantifiable by the underlying account records of such business, as certified by a Responsible Officer of the Borrower, and (y) reasonably satisfactory to the Administrative Agent.
          “Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) net of interest income on cash, Cash Equivalents, other similar securities of such Person and its Subsidiaries, including, without limitation, with respect to the Borrower and its Subsidiaries, the Senior Notes and Senior Subordinated Notes, if any, held by the Borrower or its Subsidiaries, in each case, for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus, to the extent included in such interest expense, amortization or write-off of financing costs and minus interest expense with respect to any Senior Notes or Senior Subordinated Notes that have been defeased or called for redemption to the extent and from the date that sufficient funds for such defeasance or redemption have been set aside for such purpose; provided that for the fiscal quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, for purposes of this definition, Consolidated Interest Expense for the periods of four consecutive fiscal quarters ending on the last day of such fiscal quarter shall be deemed equal to Consolidated Interest Expense for such fiscal quarter, and, in the case of the latter two such determinations, each previous full fiscal quarter commencing after the Closing Date, multiplied by 4, 2 and 4/3, respectively.
          “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary (except to the extent that the undistributed earnings of such Subsidiary have been loaned (on an interest free basis) by such Subsidiary to a Loan Party, so long as (i) such loan is unsecured and subordinated as required by Section 6.2(b) and (ii) such loan (and the receipt of the proceeds thereof) is not prohibited by operation of the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary), (d) any reduction in net income (determined on a pre-tax basis) caused by the amount, if any, of (i) non-cash charges relating to the exercise of options and (ii) non-cash losses (or minus non-cash gains) from foreign currency translation and (e) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in the merchandise inventory, property and equipment, intangible assets, goodwill, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Merger Transactions or the amortization or write off of any amounts thereof, net of taxes.
          “Consolidated Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
          “Consolidated Senior Secured Debt”: at any date, the sum of the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Subsidiaries and that is not subordinated in right of payment to the Obligations.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the Borrower, in accordance with GAAP.
          “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.
          “Continuing Directors”: the directors of Holdings on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 50% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.
          “Contractual Obligation”: with respect to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 6.9.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date of the Term Loans, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale or other disposition, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale or other disposition event are subject to the prior payment in full of the Obligations.
          “Documentation Agents”: as defined in the preamble hereto.
          “Dollars” and “$”: lawful currency of the United States of America.
          “Domestic Subsidiary”: any Subsidiary of the Borrower that was formed under the laws of the United States of America or any state of the United States of America or the District of Columbia.
          “ECF Percentage”: with respect to any fiscal year of the Borrower, 50%; provided, that, (i) the ECF Percentage shall be 25% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00 and greater than 2.00 to 1.00 and (ii) the ECF Percentage shall be 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00 to 1.00.
          “Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course of its business and (iii) the Sponsors.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct for protection of the environment or of human health, or employee health and safety (insofar as it relates to environmental exposure).

          “Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “Equity Financing”: cash equity investments in Holding by the Permitted Investors in an aggregate amount equal to $589,000,000.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of:
          (a) the sum, without duplication, of:
               (i) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal year; provided, that with respect to fiscal year 2007, Consolidated Net Income shall be calculated to exclude Consolidated Net Income prior to the Closing Date,
               (ii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such Consolidated Net Income,
               (iii) the amount of the net decrease, if any, in Consolidated Working Capital for such fiscal year and
               (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus
          (b) the sum, without duplication, of:
               (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,

          (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness (other than the Loans) incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),
          (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),
          (iv) the amount of the net increase, if any, in Consolidated Working Capital for such fiscal year,
          (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
          (vi) cash payments made during such period in satisfaction of non-current liabilities of the Borrower and its Subsidiaries to the extent such amounts were included as non-cash charges and added back in a previous period pursuant to clause (a)(ii) above,
          (vii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Investments permitted by Sections 6.8(h), (i) and (y) (minus the principal amount of Indebtedness (other than the Loans) used to finance such Investments and minus the amount of such Investments made with the proceeds of any Reinvestment Deferred Amount or Available Cash),
          (viii) an amount equal to the increase in Consolidated Net Income of the Borrower and its Subsidiaries pursuant to the application of clause (d) of the definition thereof,
          (ix) the aggregate amount of all mandatory prepayments made pursuant to subsection 2.15 with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such fiscal year, and
          (x) cash purchase price adjustments and other post-closing payments of additional merger consideration paid by GNC Parent (including, without limitation, costs incurred (and paid) in the determination thereof) in accordance with the Acquisition Agreement to the extent not previously deducted in arriving at such Consolidated Net Income.
          “Excess Cash Flow Application Date”: as defined in Section 2.15(c).
          “Excess Cash Flow Period”: each fiscal year of the Borrower commencing with the 2008 fiscal year.
          “Exchange Act”: the Securities Exchange Act of 1934, as amended.

          “Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) Gustine Associates (for so long as the Borrower or its Subsidiaries (other than (x) any Foreign Subsidiary or (y) any Immaterial Subsidiary) do not constitute the general partner thereof), (c) any Immaterial Subsidiary that has elected in a writing received by the Administrative Agent not to guarantee the Obligations and does not, directly or indirectly, guarantee or otherwise provide credit support for any Indebtedness for borrowed money of the Borrower and (d) any Subsidiary which is a limited partnership of which the Borrower or its Subsidiaries (other than (x) a Foreign Subsidiary or (y) any Immaterial Subsidiary) do not constitute the limited partner).
          “Excluded Taxes”: with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).
          “Existing Issuing Bank”: JPMorgan Chase Bank, N.A., as issuer of the Existing Letters of Credit.
          “Existing Letters of Credit”: the Letters of Credit described in Annex B.
          “Existing Notes”: collectively (i) $425,000,000 Floating Rate Senior PIK Notes due 2011, (ii) $215,000,000 8.5% Senior Subordinated Notes due 2010 and (iii) $150,000,000 8.625% Senior Notes due 2011.
          “Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).
          “Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower (e.g., FQ1 2007 means the first fiscal quarter of the Borrower’s 2007 fiscal year, which ends March 31, 2007).
          “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness”.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “GNC Parent”: as defined in the recitals hereto.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time.
          “Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Gustine Associates”: Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership.
          “Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Immaterial Subsidiary”: on any date of determination, any Subsidiary with (i) total assets equal to or less than $5,000,000 (as set forth in the most recently available balance sheet) and (ii) total revenue equal to or less than $5,000,000 provided that any such Subsidiary shall not be an Immaterial Subsidiary unless such Subsidiary, when aggregated with all other Domestic Subsidiaries which are not Guarantors, as of the last day of the most recently completed fiscal quarter of the Borrower, would have (x) total assets equal to or less than $20,000,000 (as set forth in the most recently available balance sheet) and (y) total revenue equal to or less than $20,000,000, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding twelve-month period for which financial statements are available.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bonds (except unsecured and unmatured reimbursement obligations in respect of surety bonds obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition) or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, to the extent mandatorily redeemable in cash on or prior to the date which is the 91st day after the final maturity date of the Loans (other than in connection with change of control events and asset sales or other dispositions to the extent that the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock in connection with such change of control or asset sale or other disposition unless such repurchase or redemption complies with the provisions of this Agreement), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness) and (j) all obligations of such Person in respect of Hedge Agreements solely for the purposes of Section 6.2 and Section 7.
          “Indemnified Taxes”: means Taxes other than Excluded Taxes.
          “Initial Investors”: the collective reference to the Permitted Investors and any other investor identified to the Administrative Agent who beneficially owns (as defined in Rule 13(d)3 and 13(d)5 of the Exchange Act, as in effect on the date hereof) the Capital Stock of Holdings on the Closing Date and each such Person’s Control Investment Affiliates.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.10.
          “Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December commencing with the last day of June 2007, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          “Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all participating Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and provided, further that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for a period of less than one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investments”: as defined in Section 6.8.
          “Issuing Bank”: JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.8(i) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower, which has agreed to act as Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit”: any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.
          “LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries as lessees shall not constitute Liens on Property of the Borrower or such Subsidiary for purposes of the Loan Documents.
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.
          “Loan Parties”: the Borrower and the Guarantors.
          “Majority Revolving Facility Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Revolving Credit Exposures (or, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).
          “Management Agreement”: the Management Services Agreement, dated as of March 16, 2007, by and between the Borrower and GNC Acquisition Holdings Inc., as in effect on the date hereof or as may be amended from time to time (so long as such amendment is no less advantageous to the Lenders in any material respect than the Management Agreement as in effect on the date of this Agreement).
          “Material Adverse Effect”: a material adverse effect on (a) the financial condition, results of operations, assets or liabilities of Holdings, the Borrower and its Subsidiaries taken as a whole or (b) the rights or remedies of the Agents or the Lenders under the Loan Documents.
          “Maturity Date”: the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

          “Merger Transactions”: (i) the offering and closing of the Senior Notes and the Senior Subordinated Notes, (ii) the repayment of the Borrower’s existing senior credit facility, including termination of the Borrower’s existing revolving credit facility, (iii) the Transactions, (iv) the Acquisition, (v) the transactions and other matters described under the caption “Use of Proceeds” in the Offering Memorandum or Offering Memoranda for the Senior Notes and the Senior Subordinated Notes, dated March 7, 2007 and (vi) the payment of any costs related to foregoing clauses.
          “Moody’s”: Moody’s Investor Services, Inc.
          “Mortgaged Properties”: the real properties and leasehold estates listed on Schedule 1.1(b), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien on the Closing Date pursuant to the Mortgages and such other real properties and leasehold estates as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.10(b).
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note (other than notes payable by franchisees in connection with a Disposition permitted by Section 6.5(e)(ii)) or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and, in connection with any Asset Sale, net of any reserve established in accordance with GAAP; provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time not required to be so reserved and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, in each case as determined reasonably and in good faith by the chief financial officer of the Borrower.

          “Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Note”: any promissory note evidencing any Loan substantially in the form of Exhibits G-1, G-2 and G-3, as applicable.
          “Note Documentation”: the Senior Note Documentation and the Senior Subordinated Note Documentation.
          “Note Indentures”: the Senior Note Indenture and the Senior Subordinated Note Indenture.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any agreements with respect to Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations.
          “Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Credit Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and (y) all optional prepayments of the Term Loans during such Excess Cash Flow Period.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 9.4(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          “Permits”: the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way.
          “Permitted Acquisitions”: as defined in Section 6.8(i).
          “Permitted Investors”: the collective reference to the Sponsors and their Control Investment Affiliates.
          “Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law and Liens created by the Guarantee and Collateral Agreement.
          “Permitted Management Fees”: fees and other amounts (including, without limitation, reimbursement of out-of-pocket expenses) payable or reimbursable pursuant to the Management Agreement, as in effect on the date hereof.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform”: as defined in Section 5.2(i).
          “Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Adjusted EBITDA”: pro forma earnings before interest, taxes, depreciation and amortization and other unusual or non-recurring changes agreed among the Administrative Agent, the Syndication Agent and the Borrower prior to the Closing Date for the 2005 fiscal year, after giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made, the Senior Notes and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof, (iii) the Equity Financing and (iv) the payment of fees and expenses in connection with the foregoing.
          “Pro Forma Balance Sheet”: as defined in Section 3.1(a).

          “Projections”: as defined in Section 5.2(c).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Purchase Agreement”: the Purchase Agreement, dated March 7, 2007, among General Nutrition Centers, Inc., JPMorgan Securities Inc. and Goldman Sachs & Co.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into, was a Lender or an affiliate of a Lender or any Person who enters into a Hedge Agreement in connection with the transactions contemplated by this Agreement and the Acquisition Agreement prior to the Closing Date and is a Lender as of the Closing Date.
          “Real Estate”: all real property (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased by any Loan Party or its Subsidiaries and used as a distribution or manufacturing facility.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Subsidiaries.
          “Register”: as defined in Section 9.4(b).
          “Regulation FD”: means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Regulation H”: Regulation H of the Board as in effect from time to time.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Bank pursuant to Section 2.8(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by Holdings, the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.15(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower

(or a Subsidiary) intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its or such Subsidiary’s business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s or a Subsidiary’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s or the applicable Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Relevant Reference Period”: the Test Period then most recently ended for which internal financial statements are available immediately preceding the date on which the action for which such calculation is being made shall occur.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Revolving Credit Exposures then outstanding; provided, that if Ares shall at any time hold more than 15% of the sum of (x) the aggregate unpaid principal amount of the Term Loans then outstanding and (y) the Total Revolving Credit Commitments then in effect, or, if the Revolving Credit Commitments have been terminated, the Revolving Credit Exposures then outstanding, “Required Lenders” shall mean Lenders holding more than 50% of (A) the sum of (1) the aggregate unpaid principal amount of the Term Loans the outstanding and (2) the Total Revolving Credit Commitments then in effect, or, if the Revolving Credit Commitments have been terminated, the Revolving Credit Exposures then outstanding minus any amount of such Term Loans, Revolving Credit Commitments (or Revolving Credit Exposure, as applicable) held by Ares in excess of 15% of the sum of the aggregate unpaid principal amount of Term Loans then outstanding and the Total Revolving Credit Commitments then in effect (or if the Revolving Credit Commitments have been terminated the Revolving Credit Exposures then outstanding (the “Disqualified Ares Loans”); provided, further, that with respect to any amendment, waiver or modification of this Agreement or any Loan Document requiring the consent of the Required

Lenders or of all affected Lenders, Ares shall not be entitled to vote with respect to any such Disqualified Ares Loans.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.
          “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $60,000,000.
          “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Maturity Date.
          “Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
          “Revolving Credit Loans”: Loans made pursuant to Section 2.6.
          “Revolving Credit Maturity Date”: March 16, 2012.
          “Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Revolving Credit Exposures then outstanding).

          “Sale and Leaseback Transaction”: as defined in Section 6.11.
          “S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Secured Parties”: as defined in the Guarantee and Collateral Agreement.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any intellectual property security agreements or control agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Note Documentation”: the Senior Note Indenture and the Purchase Agreement, together with any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
          “Senior Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.9.
          “Senior Notes”: the senior unsecured floating rate PIK toggle notes of the Borrower due 2014 issued from time to time pursuant to the Senior Note Indenture.
          “Senior Secured Debt Ratio Incurrence Test”: at any given date of determination that the Consolidated Senior Secured Leverage Ratio for the Relevant Reference Period would have been no greater than (a) with respect to Restricted Payments made pursuant to Section 6.6, 3.00 to 1.00 or (b) for all other purposes 4.00 to 1.00, determined on a pro forma basis, after giving effect to the incurrence of $1.00 of additional Indebtedness, as if such additional Indebtedness had been incurred at the beginning of such Relevant Reference Period.
          “Senior Subordinated Note Documentation”: the Senior Subordinated Note Indenture and the Purchase Agreement, together with any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
          “Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.9.

          “Senior Subordinated Notes”: the senior subordinated notes of the Borrower due 2015 issued from time to time pursuant to the Senior Subordinated Note Indenture.
          “SFAS No. 141”: Financing Accounting Statement No. 141 issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.
          “SFAS No. 142”: Financial Accounting Statement No. 142 issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control”, or like event, as defined in the Senior Subordinated Note Indenture or the Senior Note Indenture.
          “Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by the Borrower or any Guarantor and any Qualified Counterparty.
          “Sponsors”: Ares Corporate Opportunities Fund II, L.P. and its affiliates and Ontario Teachers’ Pension Plan Board and its affiliates.
          “Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit C to the Guarantee and Collateral Agreement.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower, other than an Excluded Subsidiary.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender”: means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan”: means a Loan made pursuant to Section 2.7.
          “Syndication Agent”: as defined in the preamble hereto.
          “Taxes”: means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $675,000,000.
          “Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Term Loan Lenders”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
          “Term Loan Maturity Date”: means September 16, 2013.

          “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Term Loans”: as defined in Section 2.1.
          “Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.
          “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
          “Transactions”: the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          “UCC”: the Uniform Commercial Code, as in effect from time to time in any jurisdiction.
          1.2 Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (d) The calculation of the Consolidated Senior Secured Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
          (e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable at or prior to the time the Commitments have expired or have been terminated, the Loans and Reimbursement Obligations have been paid in full and all Letters of Credit have been discharged or cash collateralized (in a manner consistent with Section 2.8(j)) or backed (in a manner reasonably satisfactory to the relevant Issuing Bank) with other letters of credit.
          1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standard or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of any such amendment. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants).
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Term Loan Commitments. Subject to the terms and conditions hereof the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.
          2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Request (which Borrowing Request must be received by the

Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.
          2.3 Repayment of Term Loans.
          The Term Loan of each Term Loan Lender shall mature in 26 consecutive quarterly installments (each a “Term Loan Installment Date”), commencing on June 30, 2007, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2007	$1,687,500
September 30, 2007	$1,687,500
December 31, 2007	$1,687,500
March 31, 2008	$1,687,500
June 30, 2008	$1,687,500
September 30, 2008	$1,687,500
December 31, 2008	$1,687,500
March 31, 2009	$1,687,500
June 30, 2009	$1,687,500
September 30, 2009	$1,687,500
December 31, 2009	$1,687,500
March 31, 2010	$1,687,500
June 30, 2010	$1,687,500
September 30, 2010	$1,687,500
December 31, 2010	$1,687,500
March 31, 2011	$1,687,500
June 30, 2011	$1,687,500
September 30, 2011	$1,687,500
December 31, 2011	$1,687,500
March 31, 2012	$1,687,500
June 30, 2012	$1,687,500
September 30, 2012	$1,687,500
December 31, 2012	$1,687,500
March 31, 2013	$1,687,500
June 30, 2013	$1,687,500
September 16, 2013	$632,812,500

provided that the final principal repayment installment of the Term Loans repaid on the Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
          2.4 Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.
          2.5 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
          (b) Subject to Section 2.17, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
          2.6 Requests for Revolving Borrowing. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:
          (i) the aggregate amount of the requested Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
          (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
          (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.9.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.7 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Credit Exposures exceeding the Total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to (but may in its discretion) make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          2.8 Letters of Credit. (a) General. Prior to the Closing Date, the Existing Issuing Bank has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 2.4, agrees to issue Letters of Credit for the account of the Borrower or the account of the Borrower for the benefit of any Subsidiary on any Business Day during the Availability Period in such form as may be approved from time to time by an Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the LC Exposure would exceed $25,000,000 or (2) the total Revolving Credit Exposure would exceed the Total Revolving Credit Commitments. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, it being agreed that JPMorgan Chase Bank, N.A. hereby approves such arrangements) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures exceed the Total Revolving Credit Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date. If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”), provided, that the Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made; provided that (whether or not the conditions of Section 4.1 and 4.2 are satisfied) the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided that the provisions of this Section 2.8(f) shall not be construed to excuse Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.16(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of

Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default under clauses (a) or (f) of Section 7 shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any other Event of Default, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after such Events of Default have been cured or waived.
          2.9 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline

Loans shall be made as provided in Section 2.7. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.8(e) shall be remitted by the Administrative Agent to Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          2.10 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          2.11 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.
          (b) The Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the sum of the Revolving Credit Exposures would exceed the Total Revolving Credit Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the

Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing or a sale transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.
          2.12 Repayment of Loans; Evidence of Debt . (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G-1, G-2 or G-3, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          2.13 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.19) subject to prior notice in accordance with paragraph (c) of this Section.
          (c) Prepayment of Borrowings:
          (i) any mandatory prepayments of Loans pursuant to Section 2.15 shall be applied to the Term Loan Borrowings on a pro rata basis, with the application thereof, first in direct order to the unpaid amounts due on the next succeeding four Term Loan Installment Dates, and, then on a pro rata basis to the then remaining scheduled amortization payments in respect of such Term Loan Borrowings, and
          (ii) any optional prepayments of the Loans pursuant to Section 2.13(a) shall be applied to the remaining installments thereof as directed by the Borrower.
          (d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11 and any notice of prepayment of Term Loan Borrowings may be conditioned upon the effectiveness of other credit facilities or other financing or a sale transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16. Each repayment of a Borrowing (x) in the case of the Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Any optional prepayments of the Term Loans pursuant to this Section shall be applied to the remaining installments thereof as directed by the Borrower. In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:
     first, to repay outstanding Swing Line Borrowings to the full extent thereof;

     second, to repay outstanding Revolving Borrowing to the full extent thereof; and
     third, to prepay the Term Loans in order of maturity.
          2.14 Commitment Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.5% per annum on the daily unused amount of the Available Revolving Credit Commitment of such Lender during the period from and including March 16, 2007 to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of June 2007; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the last day of June 2007; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          2.15 Mandatory Prepayments and Commitment Reductions. (a) If Indebtedness is incurred, by Holdings, the Borrower or any of its Subsidiaries (other than Indebtedness permitted under Section 6.2), then no later than one Business Day after the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued interest thereon) and or the permanent reduction of the Revolving Credit Commitments, in each case as set forth in Section 2.15(d). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Holdings, the Borrower or any of its Subsidiaries.
          (b) If on any date Holdings, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, no later than five Business Days (or, if a Default or Event of Default has occurred and is continuing, three Business Days) after the date of receipt by Holdings, the Borrower or any of its Subsidiaries of such Net Cash Proceeds, an amount equal to the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued interest thereon) and/or the permanent reduction of the Revolving Credit Commitments, as set forth in Section 2.15(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon) and/or the permanent reduction of the Revolving Credit Commitments, as set forth in Section 2.15(d). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.
          (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon) and/or the permanent reduction of the Revolving Credit Commitments, as set forth in Section 2.15(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.15 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swingline Loans to the extent, if any, that the Revolving Credit Exposures exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Disbursements constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount (not to exceed 102% of the face amount of any such outstanding and unreimbursed Letters of Credit) in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent (which shall in any event be consistent with Section 2.8(j)).
          (e) Amounts to be applied pursuant to this Section 2.15 shall be applied first to reduce outstanding ABR Loans of the applicable class of Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such class; provided, however, that the Borrower may elect that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations (the “Collateral Account”) and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders, shall apply any or all of such amounts to the payment of Eurodollar Loans.
          2.16 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          2.17 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          2.18 Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
          (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition (excluding any condition relating to taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.18 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          2.19 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
          2.20 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make or cause to be made such deductions and (iii) the Borrower shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability proposed in good faith delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be presumed correct, provided that upon reasonable request of the Borrower, a Lender shall provide all relevant information reasonably accessible to it justifying such amount (other than its tax returns or any other information relating to its taxes which it deems confidential).
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate (including, in the case of any Foreign Lender relying on the “portfolio interest exemption”, a Form of Exemption Certificate in the form of Exhibit H).
     (f) If the Administrative Agent or a Lender determines, in its reasonable judgment and in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 2:00 p.m. New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.8(d) or (e), 2.9(b), 2.21(d) or 9.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     2.22 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable, invoiced costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and Issuing Bank to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including, obtaining the consent of the Administrative Agent and the Issuing Bank if so required thereunder), provided that, if the required Assignment and Assumption is not executed and delivered by the Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations of the Borrower owing to such Non-Consenting Lender, (d) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable in accordance with the terms of such Section and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.
SECTION 3. REPRESENTATIONS AND WARRANTIES
     To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:
     3.1 Financial Condition . (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made, the Senior Notes and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof, (iii) the Equity Financing and the other Merger Transactions and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
     (b) The audited consolidated balance sheets of the Borrower as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the 9-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the 9-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, Holdings, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph and the footnotes to the most recent audited financial statements referred to in this paragraph (other than the Obligations under the Loan Documents and the obligations of the Borrower and the Guarantors under the Note Documentation).
     3.2 No Change . Since December 31, 2005 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     3.3 Corporate Existence; Compliance with Law . Except as set forth on Schedule 3.3, each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of the foregoing clauses (b), (c) and (d), to the extent that the failure to have such power and authority and right or to be so qualified or to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and Acquisition Documentation to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents and Acquisition Documentation to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4 and (iii) the filings referred to in Section 3.18. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition or the Acquisition Documentation, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) consents, authorizations, filings or notices of which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. Each Loan Document and each item of Acquisition Documentation has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     3.5 No Legal Bar . The execution, delivery and performance of this Agreement, the other Loan Documents, the Note Documentation, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). The execution, delivery and performance of the Acquisition Documentation will not violate any Requirement of Law or Contractual Obligation of Holdings, the Borrower or its Subsidiaries, except for such violations of Requirements of Law or Contractual Obligations which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
     3.6 No Material Litigation . No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Acquisition Documentation or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect (after giving effect to indemnification from certain manufacturers, the provisions of the Acquisition Documentation and applicable insurance).
     3.7 No Default . Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its material Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.
     3.8 Ownership of Property; Liens . Each of Holdings, the Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its real property and other Property material to its business (including Mortgaged Properties), except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except for Permitted Liens.
     3.9 Intellectual Property . Except as could not reasonably be expected to result in a Material Adverse Effect, except as set forth on Schedule 3.9, (i) Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim; and (iii) the use of Company Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person.

     3.10 Taxes . Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal income and all material state and other tax returns that are required to be filed and has paid all taxes due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be). To the knowledge of Holdings and the Borrower, no material claim is being asserted, with respect to any taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be).
     3.11 Federal Regulations . No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     3.12 ERISA . Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount, (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made and (v) to the knowledge of Holdings or the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.
     3.13 Investment Company Act . No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     3.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.14(a) constitute all the Subsidiaries of Holdings as of the Closing Date. Schedule 3.14(a) sets forth as of the Closing Date and after giving effect to the Acquisition, the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.
     (b) As of the Closing Date, except as set forth on Schedule 3.14(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any Subsidiary.
     3.15 Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date to finance a portion of the Acquisition, to refinance certain existing indebtedness for borrowed money of the Loan Parties including the Existing Notes and to pay related fees and expenses. The proceeds of all Revolving Credit Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes (including Permitted Acquisitions) of the Borrower and its Subsidiaries.
     3.16 Environmental Matters. Other than exceptions to any of the following that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (a) Holdings, the Borrower and its Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits;
     (b) Hazardous Materials are not present at, on, under or in any real property now or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries, or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent by Holdings, the Borrower or any of its Subsidiaries for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Holdings, the Borrower or any of its Subsidiaries, or (ii) materially interfere with Holdings’, the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) materially impair the fair saleable value of any real property owned or leased by Holdings, the Borrower or any of its Subsidiaries;
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Holdings, the Borrower or any of its Subsidiaries is named as a party that is pending or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened;
     (d) Neither Holdings, the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;
     (e) Neither Holdings, the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or Environmental Liability; and
     (f) Neither Holdings, the Borrower nor any of its Subsidiaries has assumed or retained by contract any Environmental Liability.
     3.17 Accuracy of Information, etc . No written statement or written information (other than projections and pro forma financial information and information of a general economic nature or general industry nature) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished to the Arrangers, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such written statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading (after giving effect to all written updates thereto delivered by or on behalf of any Loan Party prior to the Closing Date). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may differ from the projected results set forth therein by a material amount.
     3.18 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, in the case of any deposit accounts, when control agreements have been executed with respect to such deposit accounts, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a)-1 and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 3.18(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, authenticated by the relevant secured party, in respect of each such UCC Financing Statement.

     (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed or recorded in the offices specified on Schedule 3.18(b) (in the case of Mortgages to be executed and delivered pursuant to Section 4.1(a)(iii)) or in the office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.10), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents).
     3.19 Solvency . The Loan Parties are, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and after giving effect to Sections 2.1(b) and 2.2 of the Guarantee and Collateral Agreement, will be and will continue to be, on a consolidated basis, Solvent.
     3.20 Senior Indebtedness . The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.
     3.21 Regulation H . No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
     3.22 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).
SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions to Initial Extension of Credit . The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction or waiver by the Syndication Agent and the Administrative Agent, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each Subsidiary Guarantor and (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto.
     (b) Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:
     (i) the Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Facilities in accordance with the Acquisition Agreement without any waiver or amendment of any material provision thereof in a manner materially adverse to the interests of the Lenders unless consented to by the Arrangers;
     (ii) Borrower shall have received cash equity investments from the Permitted Investors in an aggregate amount equal to $589,000,000. The cash equity investments shall be contributed on or prior to the Closing Date to the Borrower in cash as common equity or preferred equity issued on terms and conditions reasonably satisfactory to the Syndication Agent and the Administrative Agent; provided that up to $38,000,000 of such amount may consist of rollover equity from management of the Borrower;
     (iii) the Existing Notes shall have (i) substantially all restrictive covenants contained in such Existing Notes removed therefrom and (ii) either (x) a notice of redemption shall have been irrevocably delivered for such Existing Notes and all funds necessary for such redemption have been irrevocably deposited into escrow to fund such redemption or (y) the aggregate amount of the Facilities and the Senior Notes and Senior Subordinated Notes shall have been reduced (in a manner reasonably satisfactory to the Arrangers) by the amount of any such Existing Notes left outstanding;
     (iv) the Borrower shall have received at least $295,000,000 in gross cash proceeds from the issuance of the Senior Notes; and
     (v) the Borrower shall have received at least $110,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.
     (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and related statements of income and cash flows and Pro Forma Adjusted EBITDA, (ii) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower for the 2003, 2004 and 2005 fiscal years, (iii) unaudited balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower for each fiscal quarter ended subsequent to the last fiscal year of the latest applicable balance sheets delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, (iv) forecasts of the financial performance of the Borrower and its Subsidiaries for the period through 2011 and (v) all internally available monthly financial statements of the Borrower, with respect to clauses (iv) and (v) above, to the extent such forecasts and financial statements have been provided to the Sponsors.
     (d) Fees. All reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable by Holdings to the Lenders, the Arrangers, the Syndication Agent, and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent or Collateral Agent, on or before the Closing Date (as previously agreed upon in writing by affiliates of the Permitted Investors) shall have been paid on or before the Closing Date.
     (e) Solvency Certificate. The Lenders shall have received a reasonably satisfactory solvency certificate by the chief financial officer of Holdings and the Borrower which shall document the solvency of the Loan Parties, on a consolidated basis, after giving effect to the transactions contemplated hereby.
     (f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (g) Other Certifications. The Administrative Agent shall have received the following:
     (i) a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;
     (ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Person’s charter on file in such office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly organized and in good standing under the laws of such jurisdiction;
     (iii) an electronic or facsimile written confirmation, prepared by, or on behalf of, a filing service acceptable to the Administrative Agent, stating that each Secretary of State or other applicable Governmental Authority of each jurisdiction in which a Loan Party is organized has certified that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; and
     (iv) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each state where any Loan Party is required to be qualified as a foreign corporation or entity, other than any state where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, dated reasonably near the date of the initial extension of credit, stating that such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and an electronic or facsimile written confirmation, prepared by or on behalf of, a filing service acceptable to the Administrative Agent, stating that the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit has confirmed the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date.
     (h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Proskauer Rose LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;
     (ii) the legal opinion of Mark Weintraub, general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;
     (iii) the legal opinion of Kennedy, Covington, Lobdell & Hickman, LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3;
     (iv) the legal opinion of such other local counsel as may be required by the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (i) Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (if such shares are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
     (j) Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

       (k) Title Insurance . The Administrative Agent shall have received the following:
     (i) Except as otherwise agreed by the Administrative Agent, in respect of each Mortgaged Property a reasonably satisfactory extended (to the extent available without surveys) coverage mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except for Permitted Liens disclosed therein; (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of an extended (to the extent available without surveys) coverage leasehold loan policy – 1970 form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), for any Mortgaged Property which shall be a leasehold, to the extent such leasehold is created under a triple net ground lease or similar arrangement; (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance reasonably acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage (if available without survey); separate tax parcel coverage; contiguity coverage (if there are contiguous lots and if available without a survey); usury; doing business; subdivision; environmental protection lien (if reasonably available); CLTA 119.2 and CLTA 119.3 (for leased Real Estate, only);and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property, and (G) be issued by title companies reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy (to the extent such policy (or policies) or marked up unconditional binder for insurance is delivered on the Closing Date), all charges for mortgage recording tax, and all related expenses, if any, have been (or concurrently with the initial extensions of credit will be) paid.
       4.2 Conditions to Each Extension of Credit . The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
       (a) Representations and Warranties. Subject to the last paragraph of this Section 4.2, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

     (b) No Default. Subject to the last paragraph of this Section 4.2, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) Senior Debt. Prior to the payment in full or defeasance of the Senior Subordinated Note Indenture, a Responsible Officer of the Borrower shall certify in writing, to the Administrative Agent that the incurrence of Indebtedness represented by the requested extension of credit is permitted under the Senior Subordinated Notes.
     Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by Holdings and the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
     Notwithstanding anything to the contrary in this Agreement or otherwise, the only representations and warranties made by any Loan Party in or pursuant to the Loan Documents relating to the Borrower, GNC Parent and their respective Subsidiaries, the making of which shall be a condition precedent to the initial extensions of credit hereunder on the Closing Date, shall be (A) such of the representations and warranties contained in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent GNC Acquisition Holdings Inc. has the right to terminate its obligation under the Acquisition Agreement as a result of the breach of such representations or warranties) and (B) the representations and warranties of the Borrower contained in Sections 3.4, 3.11, 3.13, 3.18, 3.19 and 3.20.
     4.3 Additional Conditions. The Agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (other than the date of such Lender’s initial extension of credit) is subject to the satisfaction of the following additional conditions precedent to the extent that the delivery of the items set forth therein is then required by Section 5.14:
     (a) to the extent not provided on the Closing Date, the Administrative Agent shall have received all of the certificates, notes and other documentation of the type described in Section 4.1(i);
     (b) the Administrative Agent shall have received the results of a recent lien, tax lien, judgment, assignment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Permitted Liens or Liens set forth on Schedule 3.18(a)-2;
     (c) to the extent not obtained on the Closing Date, the title insurance policy (or policies) or unconditional binders for such insurance of the type described in Section 4.1(k) on the Mortgaged Properties, together with evidence reasonably satisfactory to the Administrative Agent that all premiums in respect of each such policy and all related expenses, if any, have been paid;

     (d) a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 4.1(k) and a copy of all other material documents affecting the Mortgaged Properties to the extent in the Borrower’s possession or available from the title companies;
     (e) if requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and lies within a Federal Emergency Management Agency special flood hazard area such that a prudent lender would require such insurance, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available and typically obtained with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board; and
     (f) the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
SECTION 5. AFFIRMATIVE COVENANTS
     Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.8(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements and contingent reimbursement and indemnification obligations, in each case, which are not yet due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrower shall and shall cause each of the Borrower’s Subsidiaries to:
     5.1 Financial Statements . Furnish to the Administrative Agent for further delivery to each Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) when distributed to management, copies of monthly sales and revenue reports and such other reports as may be reasonably requested by the Administrative Agent, in each case as prepared for the management of Holdings or the Borrower on a monthly basis;
all such financial statements set forth in Sections 5.1(a) and (b) to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
     5.2 Certificates; Other Information . Furnish to the Administraive Agent in each case for further delivery to each Agent and each Lender, or, in the case of clause (i), to the relevant Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
     (b) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of (A) any store openings or closings since the last such certificate (or, since the Closing Date, in the case of the first such certificate delivered after the Closing Date) delivered and any new warehouse or distribution locations within the United States or otherwise where any Loan Party keeps material inventory or equipment and of (B) any registered Intellectual Property acquired, created or developed by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (C) (1) any new Subsidiary since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (2) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

     (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year which are presented to and approved by the board of directors of the Borrower (or Holdings, as applicable) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount);
     (d) to the extent that the Borrower is not otherwise required to file reports on form 10-K or 10-Q with the SEC, within 45 days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year, or within 90 days after the fourth fiscal quarter of the Borrower in each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
     (e) no later than 5 Business Days prior to the effectiveness thereof or such later date as may be reasonably agreed to by the Administrative Agent, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture, Senior Subordinated Note Indenture or the Acquisition Agreement, or the governing documents of any Loan Party to the extent that such amendment, supplement, waiver or other modification is restricted by the terms of this Agreement;
     (f) within ten days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities and, within ten days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower or any of its Subsidiaries may make to, or file with, the SEC;
     (g) within one Business Day following receipt by any Loan Party of notice that (i) any or all of the obligations under the Senior Note Indenture or the Senior Subordinated Note Indenture have been accelerated, or (ii) the trustee or the required holders of Senior Notes or Senior Subordinated Notes has given notice to a Loan Party that any or all such obligations are to be accelerated;
     (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

     (i) concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.2, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.2 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower its Subsidiaries and their securities.
     5.3 Payment of Obligations . Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material tax, license, lease and accounts payable obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.
     5.4 Conduct of Business and Maintenance of Existence, etc . (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.5 Maintenance of Property; Insurance . (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) (i) maintain with financially sound and reputable insurance companies insurance (or, with respect to inventory and equipment at the retail store level, a program of self-insurance) on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, including, without limitation, $100,000,000 of product liability insurance, to the extent available on commercially reasonable terms; provided that such insurance shall not be required to cover ephedra products or other products for which insurance is not available or is not available on commercially reasonable terms and (ii) with respect to operations of the Borrower prior to the Closing Date, ensure that third party insurance policies that, as of the Closing Date but prior to the Acquisition covered certain claims against the Borrower will continue to do so after the Closing Date and after giving effect to the Acquisition.

     5.6 Inspection of Property; Books and Records; Discussions . (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with their respective independent certified public accountants. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations of the Lenders (but not the Administrative Agent) shall be limited to two per fiscal year plus any additional visits in connection with Lender meetings; provided, however, that unless a Default or an Event of Defaul exists, inspections for environmental matters shall be limited to no more than once every twelve months.
     5.7 Notices . Promptly give notice to the Administrative Agent and each Lender of:
     (a) knowledge by the Borrower or Holdings of the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default (or alleged default) under any Contractual Obligation (other than the Loan Documents) of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if reasonably likely to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting Holdings, the Borrower or any of its Subsidiaries if the amount reasonably expected to be paid or payable by Holdings, the Borrower or its Subsidiaries in connection with such litigation or proceeding does not exceed $5,000,000 or more (to the extent not covered by insurance) or in which injunctive or similar relief is sought and such injunctive or similar relief could reasonably be expected to have a Material Adverse Effect;
     (d) the following events to the extent such events could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings or the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that could reasonably be expected to give rise to a lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (e) any other development or event that results in or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.
     5.8 Environmental Laws . (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so obtain, maintain or comply could not reasonably be expected to have a Material Adverse Effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any release or threatened release of Hazardous Materials, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.9 Interest Rate Protection . In the case of the Borrower, within 120 days after the Closing Date enter into Hedge Agreements to the extent necessary to provide that at least 40% of the aggregate principal amount of the outstanding Term Loans are subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
     5.10 Additional Collateral, etc. (a) With respect to any personal Property acquired, created or developed (including, without limitation, the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any Loan Party including any Immaterial Subsidiary which, after giving effect to such acquisition, is no longer an Excluded Subsidiary (other than any leasehold estate in a retail store, (i) any Property described in paragraph (b) or paragraph (c) of this Section (without regard to the value threshold set forth therein), (ii) any Property subject to a Lien expressly permitted by Section 6.3(g), (iii) that portion of the Capital Stock of a Foreign Subsidiary excluded from the Collateral pursuant to the terms of the Guarantee and Collateral Agreement, (iv) Property consisting of deposit accounts which are not required by the terms of the Guarantee and Collateral Agreement to be subject to control agreements) and (v) any other Excluded Assets (as defined in the Guarantee and Collateral Agreement) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien), promptly (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Guarantee and Collateral Agreement, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law.

     (b) With respect to any fee interest (or leasehold interest, to the extent such leasehold is created under a triple net ground lease or similar arrangement) in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by a Loan Party and which is not primarily used as a retail store location, promptly (i) execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended (to the extent available without surveys) coverage insurance, complying with the provisions of Section 4.3(d), covering such real property in an amount at least equal to the purchase price of such real property (or such other lower amount as shall be reasonably agreed upon by the Administrative Agent) as well as, if reasonably requested by the Administrative Agent, a current ALTA survey (in form and substance reasonably satisfactory to the Administrative Agent) and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (c) With respect to any new Subsidiary that would constitute a Guarantor within the meaning of that term created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Foreign Subsidiary or an Immaterial Subsidiary), by a Loan Party promptly (e) to the extent required under the Guarantee and Collateral Agreement, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary persons of control agreements, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to

Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action required under the Guarantee and Collateral Agreement as may be necessary to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (e) Notwithstanding anything to the contrary in this Section 5.10, paragraphs (a), (b), (c) and (d) of this Section 5.10 shall not apply to any Property, new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, (i) as to which the Administrative Agent has determined in its reasonable discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (ii) with respect to leases of real property described in paragraph (b) of this Section 5.10, as to which the consent of the landlord is required to grant a security interest to the Administrative Agent and the Borrower has not been able to obtain such consent after having used commercially reasonably efforts to do so (it being agreed that the use of commercially reasonable efforts shall not require the payment by the Borrower or any of its Affiliates of any consent fees or similar payments to landlords).
     5.11 Use of Proceeds . Use the proceeds of the Loans only for the purposes specified in Section 3.15.
     5.12 Further Assurances. (a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     (b) Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than Permitted Liens) is asserted against a Mortgaged Property, promptly and at its expense, give the Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Administrative Agent.

     5.13 Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to the Borrower and its senior secured debt.
     5.14 Post Closing Obligations . (a) Comply with all of the obligations set forth in Schedule 5.14 (within the time periods set forth therein) and (b) deliver to the Administrative Agent, no later than 5 Business Days after the Closing Date (or such later date as may be reasonably agreed to by the Administrative Agent), those items described in Section 4.3.
SECTION 6. NEGATIVE COVENANTS
     Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.8(j) or backed with another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements and contingent reimbursement and indemnification obligations, in each case, which are not yet due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, directly or indirectly:
     6.1 Intentionally Omitted.
     6.2 Limitation on Indebtedness . Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary; provided that any such Indebtedness for borrowed money that is owed to any Excluded Subsidiary of the Borrower (a) shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein and subject in right of payment to the prior payment in full of the Obligations and (b) no part of the principal amount of such Indebtedness shall have a maturity date earlier than 91 days after the final maturity of the Loans hereunder;
     (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding; provided that, pro forma for any incurrence of such Indebtedness the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test;
     (d) Indebtedness (other than the Indebtedness referred to in Section 6.2(f)) outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof) (other than the amount of any premium required to be paid thereon and the amount of any fees and expenses associated with such refinancing) or any shortening of the maturity of any principal amount thereof);

     (e) Guarantee Obligations (i) made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted to be incurred by the Borrower or such Subsidiary, as the case may be, under this Section 6.2;
     (f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $110,000,000 and any subordinated Indebtedness that refinances the Senior Subordinated Notes (including pursuant to a defeasance, discharge or redemption mechanism); provided that (w) such Indebtedness does not increase the principal amount thereof (other than by the amount of call premiums or accrued and unpaid interest payable on the Senior Subordinated Notes in connection with such refinancing and fees in connection therewith), (x) such Indebtedness is issued on customary market terms and conditions (including subordination terms) reasonably satisfactory to the Administrative Agent, (y) no Default or Event of Default exists and is continuing at the time of issuance thereof and (z) no part of the principal part of such Indebtedness shall have a maturity date earlier than the 91st day after the final maturity of the Term Loans hereunder; (ii) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $300,000,000 (exclusive of any increase in the principal amount thereof as a result of capitalizing interest thereon) and any Indebtedness that refinances the Senior Notes (including pursuant to a defeasance, discharge or redemption mechanism); provided that (w) such Indebtedness does not increase the principal amount thereof (other than by the amount of call premiums or accrued and unpaid interest payable on the Senior Notes in connection with such refinancing and fees in connection therewith), (x) such Indebtedness is issued on customary market terms and conditions reasonably satisfactory to the Administrative Agent, (y) no Default or Event of Default exists and is continuing at the time of issuance thereof and (z) no part of the principal part of such Indebtedness shall have a maturity date earlier than the 91st day after the final maturity of the Term Loans hereunder; and (iii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness in clauses (i) and (ii); provided that such Guarantee Obligations with respect to Indebtedness described in clause (i) are subordinated in right of payment to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated in right of payment to the Obligations or any notes issued pursuant to a refinancing permitted pursuant to clause (i) of this Section 6.2(f);
     (g) (i) Indebtedness of the Borrower or any Subsidiary acquired pursuant to, or assumed in connection with, any Permitted Acquisition under Sections 6.8(i) or other Investment permitted under Section 6.8; provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such Permitted Acquisition or (y) otherwise in connection with, or in contemplation of, such Permitted Acquisition; and provided, further, that the aggregate amount of such Indebtedness shall not exceed $40,000,000 at any time outstanding; and (ii) any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof and on terms not materially less favorable, taken as a whole, to the Borrower or the applicable Subsidiary); and provided, further, that in each case, pro forma for such incurrence the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test;

     (h) Indebtedness of Excluded Subsidiaries; provided that the aggregate amount of such Indebtedness shall not exceed $20,000,000;
     (i) Unsecured subordinated Indebtedness of the Borrower and the unsecured subordinated guarantee by any Guarantor hereunder of the Borrower’s obligations thereunder; provided that (i) the proceeds thereof are used either (x) to repay the Obligations hereunder and/or (y) to consummate Permitted Acquisitions, (ii) the aggregate principal amount of such Indebtedness incurred to consummate Permitted Acquisitions shall not exceed $75,000,000, (iii) (x) no part of the principal part of such Indebtedness shall have a maturity date earlier than the 91st day after the final maturity of the Term Loans hereunder, (y) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (z) the documentation governing such Indebtedness contains customary market terms (including subordination terms reasonably acceptable to the Administrative Agent) and (iv) in each case, pro forma for such incurrence (and any substantially concurrent repayment of Obligations or consummation of a Permitted Acquisition) the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test;
     (j) to the extent constituting Indebtedness, customary overdraft and similar protections in connection with deposit accounts in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;
     (k) to the extent constituting Indebtedness of the Borrower or any of its Subsidiaries, customary indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets permitted to be acquired hereunder provided that the maximum aggregate liability in respect of all such Indebtedness permitted by this clause (k) shall not exceed 30% of the aggregate purchase price for such acquisitions;
     (l) Indebtedness of an Foreign Subsidiary which would be permitted as an Investment pursuant to Sections 6.8(m) and (n);
     (m) Indebtedness issued to insurance companies to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $15,000,000;
     (n) Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates;
     (o) Indebtedness of Holdings pursuant to the Subordinated Intercompany Note, the proceeds of which are used in lieu of making Restricted Payments in cash otherwise permitted by Section 6.6; and
     (p) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $30,000,000 at any one time outstanding.

     6.3 Limitation on Liens . Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) (i) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP and (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits by or on behalf of the Borrower or any of its Subsidiaries to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
     (f) Liens in existence on the date hereof (or, for title insurance policies issued to Lender in accordance with Section 4.1(k)(i) hereof, on the date of such policies) and either (i) listed on Schedule 6.3(f), for Liens in existence on the date hereof, or (ii) disclosed on any title insurance policies and surveys obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof, and replacement Liens on the same assets securing permitted refinancings thereof; provided that no such Lien is spread to cover any additional Property (other than proceeds thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(c) to finance the acquisition, construction or improvement of fixed or capital assets or the refinancing thereof, provided that (i) such Liens shall be created within 180 days of the acquisition or completion of such construction or improvement or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds of such Property, (iii) the amount of Indebtedness, if any, secured thereby is not increased (in the case of a refinancing) and (iv) the principal amount of

Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor or sublessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased or subleased and any Liens on such lessor’s or sublessor’s interest or title;
     (j) Liens in connection with attachments or judgments in circumstances not constituting an Event of Default under Section 7(h);
     (k) Liens on the property or assets of a Person which becomes a Subsidiary of the Borrower after the date hereof, or is acquired by such Person after the date hereof, securing Indebtedness permitted by Section 6.2(g); provided that (i) such Liens existed at the time such Person became a Subsidiary of the Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable Permitted Acquisition and (iii) the amount of Indebtedness secured thereby is not increased and such Liens are not expanded to cover additional Property (other than proceeds thereof);
     (l) Liens on the assets of any Excluded Subsidiary which secure Indebtedness permitted pursuant to Section 6.2(h);
     (m) Liens consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;
     (n) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 6.2(m);
     (o) Liens on cash proceeds of refinancing Indebtedness permitted under Section 6.2(f) in favor of the holders of the Senior Notes or Senior Subordinated Notes or such refinancing Indebtedness to the extent such Lien is required by the terms of the documentation governing such refinancing Indebtedness or the Note Documentation in connection with a defeasance, redemption or other repayment of the Senior Notes or Senior Subordinated Notes;
     (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;
     (q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including, without limitation, those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable law, in no case shall any such

Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
     (r) licenses and sublicenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business, except as could reasonably be expected to have a Material Adverse Effect;
     (s) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;
     (t) Liens on property rented to, or leased by, the Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.11, (ii) such Liens do not encumber any other property of the Borrower or its Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;
     (u) good faith escrow deposits made in connection with a Permitted Acquisition; and
     (v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $15,000,000 at any one time.
     6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) any Solvent Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.10 in connection therewith);
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) (upon voluntary liquidation, windup, dissolution or otherwise) to the Borrower or any other Loan Party or (ii) pursuant to a Disposition permitted by Section 6.5;
     (c) any Foreign Subsidiary may (i) be merged or consolidated with or into any other Foreign Subsidiary, or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Foreign Subsidiary;
     (d) a Foreign Subsidiary may merge with another Foreign Subsidiary, incorporated or organized for the purpose of reincorporating or reorganizing such Foreign Subsidiary in another jurisdiction to realize tax or other benefits; provided that the Borrower notifies the Administrative Agent at least 30 days (or such shorter period as is reasonably acceptable to the Administrative Agent) prior to such merger and takes all actions necessary to maintain the Administrative Agent’s Liens on the Collateral;

     (e) any Domestic Subsidiary which is not a Guarantor may (i) be merged or consolidated with or into any other Domestic Subsidiary which is not a Guarantor or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Domestic Subsidiary which is not a Guarantor;
     (f) any Permitted Acquisition made by the Borrower or a Subsidiary Guarantor may be structured as a merger, consolidation or amalgamation; provided that the surviving legal entity of such merger, consolidation or amalgamation is the Borrower or such Subsidiary Guarantor;
     (g) the Merger Transactions; and
     (h) (i) any Subsidiary of the Borrower (other than an Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not materially disadvantageous to the Lenders, and (ii) any Excluded Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.
     6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any other Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Excluded Subsidiary, provided that any Guarantor’s ownership interest therein is not diluted;
     (e) the closure and Disposition of retail stores in the ordinary course of business;
     (f) the Disposition of cash or Cash Equivalents in the ordinary course of business;
     (g) the license or sub-license of Intellectual Property in the ordinary course of business;
     (h) a Disposition consisting of a sublease of real property which is permitted by Section 6.3(i);

     (i) the Disposition of surplus or other property no longer used or useful in the business of the Borrower and its Subsidiaries in the ordinary course of business;
     (j) the Disposition of other assets having a fair market value not to exceed $20,000,000 in the aggregate for any fiscal year of the Borrower;
     (k) any Recovery Event;
     (l) Dispositions consisting of Restricted Payments permitted by Section 6.6;
     (m) Dispositions consisting of Investments permitted by Section 6.8; and
     (n) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted pursuant to Section 6.11.
     6.6 Limitation on Restricted Payments . Declare or pay any dividend on (other than dividends payable solely in common stock of the Person making the dividend so long as the ownership interest of any Guarantor in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings to permit Holdings to (i) purchase Holdings’ common stock from present or former officers, directors, employees or consultants of Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer, director, employee or consultant, provided, that the aggregate amount of payments under this clause (i) subsequent to the date hereof (net of any proceeds received by Holdings and contributed to the Borrower subsequent to the date hereof in connection with resales of any common stock so purchased) shall not exceed $5,000,000 and (ii) pay Permitted Management Fees;
     (c) the Borrower may pay dividends to Holdings to permit Holdings or GNC Parent to (i) pay corporate overhead expenses (including, without limitation, directors’ fees and expenses) incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year, (ii) pay any taxes which are due and payable by Holdings or GNC Parent as the parent of a consolidated, combined, unitary or other similar group that includes the Borrower; provided, that the amount of such dividends shall not exceed the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower and its Subsidiaries were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years (as reduced by the use of such carryovers and carrybacks by the group of which the Borrower is a member), (iii) pay taxes which are not determined by reference to income, but which are imposed on Holdings or GNC Parent as a result of Holdings’ or GNC Parent’s ownership of the equity of the Borrower, but only if and to the extent that Holdings or GNC Parent has not received cash or other property in connection with the events or transactions giving rise to such taxes and (iv) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, provided that such dividends paid pursuant to this Section 6.6(c) are used by Holdings or GNC Parent for such purpose, or distributed to Stockholders (as defined in the Acquisition Agreement) pursuant to Schedule A to the Acquisition Agreement, within 45 days of the receipt of such dividends or refunded to the Borrower;
     (d) the Borrower may pay cash dividends to Holdings from Available Cash to permit Holdings to pay cash dividends, and Holdings shall be permitted to pay such dividends to the holders of Holding’s Capital Stock from Available Cash in each case so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) both prior to and immediately after giving effect to such dividend the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test; provided that prior to the first date on which the Borrower makes a prepayment of the Loans pursuant to Section 2.15(c), for purposes of this Section 6.6(d) the calculation of Available Cash will exclude amounts in clause (a) of the definition thereof;
     (e) any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Subsidiary paying such dividends);
     (f) any non-Guarantor Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to any Subsidiary of the Borrower which owns the equity interests in such non-Guarantor Subsidiary;
     (g) Holdings may make Restricted Payments to its equity holders in the form of Capital Stock of Holdings;
     (h) (i) payments required pursuant to the Acquisition Agreement (whether on or after the Closing Date) and (ii) other payments pursuant to the Merger Transactions on the Closing Date;
; provided that any Restricted Payments permitted to be paid in cash pursuant to this Section 6.6 may be made as an Investment pursuant to Section 6.8(x) and the amount of any such Investment shall reduce the amounts permitted to be made as a Restricted Payment under this Section 6.6 on a dollar for dollar basis.
     6.7 Limitation on Capital Expenditures . Make or commit to make any Capital Expenditure, except (a) Capital Expenditures (excluding Capital Expenditures referred to in clause (b) of this Section 6.7) of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 per fiscal year; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount or (c) with the then applicable Available Cash.
     6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit or the holding of receivables in the ordinary course of business;
     (b) investments in cash and Cash Equivalents;
     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b), (e) and (h) and, to the extent constituting intercompany Indebtedness, Section 6.2(d) and (p);
     (d) loans and advances to employees of Holdings, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower and Subsidiaries of the Borrower not to exceed $2,000,000 at any one time outstanding;
     (e) the Merger Transactions;
     (f) Investments in assets useful in the Borrower’s or the applicable Subsidiary business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by the Borrower or any Subsidiary Guarantor;
     (g) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by Holdings, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to or concurrently with such Investment, is or becomes a Subsidiary Guarantor;
     (h) Investments consisting of notes payable by franchisees to the Borrower or any Subsidiary Guarantor in an amount not to exceed $35,000,000 in aggregate principal amount (including amounts outstanding as of the Closing Date) at any one time outstanding;
     (i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any Subsidiary Guarantors constituting acquisitions of franchisees, franchisee store locations or other Persons in the same or similar line of business as the Borrower or its Subsidiaries or other businesses permitted under Section 6.15 (“Permitted Acquisitions”); provided that
          (i) immediately prior to and after giving effect to any such Permitted Acquisition, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test;
          (ii) if such Permitted Acquisition is structured as a stock acquisition, or a merger or consolidation, then either (A) the Person so acquired becomes a Wholly Owned Subsidiary or (B) such Person is merged with and into either the Borrower or a Wholly Owned Subsidiary of the Borrower (with the Borrower or such Subsidiary being the surviving entity in such merger);
          (iii) all of the provisions of Section 5.10 have been or will be complied with in respect of such Permitted Acquisition; and
          (iv) (A) any cash consideration shall not exceed $10,000,000 in the aggregate in any fiscal year plus up to $75,000,000 received as the proceeds from Indebtedness permitted under Section 6.2(i) and, provided that pro forma for such incurrence (and any substantially concurrent repayment of Obligations or consummation of a Permitted Acquisition) the Borrower could satisfy the Senior Secured Debt Ratio Incurrence Test, $30,000,000 received as the proceeds from Indebtedness permitted under Section 6.2(p), in the aggregate in any fiscal year plus Available Cash and (B) such Permitted Acquisition may be consummated in exchange for or with Capital Stock of Holdings;
         (j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, franchisees, customers and suppliers;
         (k) any Loan Party may make Investments consisting of loans to employees, officers and directors of the Loan Parties in an aggregate amount not to exceed $5,000,000, net of recoveries and distributions received in cash thereon by any Loan Party, at any time outstanding;
         (l) Investments by the Borrower or any of its Subsidiaries in joint ventures in an aggregate amount not to exceed $20,000,000 at (initially valued at cost) net of recoveries and distributions thereon received in cash by any Loan Party;
         (m) intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is an Foreign Subsidiary in an aggregate amount not to exceed $20,000,000 at (initially valued at cost) net of recoveries and distributions thereon received in cash by any Loan Party;
         (n) Investments by (i) the Borrower in any Subsidiary Guarantor, (ii) Holdings or any of its Subsidiaries in the Borrower or any Subsidiary Guarantor, (iii) any Foreign Subsidiary in any other Foreign Subsidiary and (iv) any Domestic Subsidiary which is not a Guarantor in any other Domestic Subsidiary which is not a Guarantor;

     (o) Investments consisting of promissory notes and other deferred payment obligations delivered as the purchase consideration for a Disposition permitted by Section 6.5, so long as such notes and deferred payment obligations (i) comprise less than 25% of the aggregate purchase consideration for such Disposition and (ii) do not exceed $10,000,000 in the aggregate, net of recoveries and distributions thereon received in cash by any Loan Party, at any time outstanding;
     (p) Investments existing on the Closing Date and identified on Schedule 6.8(p);
     (q) the Borrower and its Subsidiaries may endorse negotiable instruments in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;
     (r) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2(n);
     (s) to the extent constituting Investments, mergers, consolidations and amalgamations in accordance with Section 6.4 and Capital Expenditures permitted by Section 6.7;
     (t) Investments consisting of Restricted Payments permitted by Section 6.6;
     (u) Investments of any Person that becomes a Subsidiary of the Borrower on or after the date hereof on the date such Person becomes a Subsidiary of Holdings or the Borrower; provided that (i) such Investments exist at the time such Person is acquired, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;
     (v) Investments consisting of good faith escrow deposits made in accordance with Section 6.3(u);
     (w) capital contributions by Holdings to the Borrower contemplated by clause (b) of the definition of “Available Cash”;
     (x) cash Investments (including in the form of intercompany loans) made by Holdings, the Borrower or any Subsidiary in their respective direct and indirect equity holders in lieu of paying such cash as a Restricted Payment permitted by Section 6.6, provided that the aggregate amount of such Investments (valued as of the date made) shall not exceed the amount that would have otherwise been permitted as a Restricted Payment in cash pursuant to Section 6.6 (without giving effect to the proviso at the end of such section); and
     (y) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (initially valued at cost) not to exceed $20,000,000 net of recoveries and distributions thereon received in cash by any Loan Party during the term of this Agreement.

     6.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Notes or Senior Subordinated Notes or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (other than, in each case, (i) by a refinancing permitted by Section 6.2(f) or (ii) with Available Cash), or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Notes or the Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change which (x)(i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant, event of default or other restriction applicable to Holdings, the Borrower or any of its Subsidiaries or (ii) does not otherwise adversely affect the Lenders and (y) does not involve the payment of a consent fee, other than a consent fee not to exceed 2.0% of the principal amount of the Senior Notes or the Senior Subordinated Notes, as applicable, held by consenting holders in connection with consents solicited in connection with the prepayment of such Notes), (c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation, by-laws or other governing documents in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders.
     6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor) unless (1) such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate or (2) such transaction is with a non-Guarantor Subsidiary and is otherwise permitted under this agreement and in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be. Notwithstanding the foregoing, Holdings, the Borrower and its Subsidiaries may (a) pay Permitted Management Fees and other amounts payable under the Management Agreement, (b) enter into and consummate the transactions listed on Schedule 6.10, (c) make Restricted Payments permitted pursuant to Section 6.6, (d) make intercompany Investments permitted by Section 6.8, (e) consummate the Merger Transactions, (f) pay reasonable and customary director, officer and employee compensation (including, without limitation, bonuses) and other benefits (including, without limitation, retirement, health, stock option and other benefit plans) and indemnification arrangements, and (g) make payments described under the caption “Use of Proceeds”, and undertake the transactions arising out of agreements existing on the Closing Date and described under the caption “Certain relationships and related party transactions”, in the Offering Memorandum or Offering Memoranda for the Senior Notes and the Senior Subordinated Notes, dated March 7, 2007.

     6.11 Limitation on Sales and Leasebacks . Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.3(t), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.2, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.2.
     6.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
     6.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Note Documentation and any agreements governing Indebtedness permitted by Sections 6.2(f) and (i), to the extent such agreements, taken as a whole, are not materially more restrictive than the Note Documentation, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2(h) (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) prohibitions and limitations in effect on the date hereof and listed on Schedule 6.13(h), (i) provisions in leases that restrict the transfer of such lease by the lessee and (j) prohibitions and limitations arising by operation of law.
     6.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, Holdings, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or

(c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Note Documentation and any agreements governing Indebtedness permitted by Sections 6.2(f) and (i), to the extent such restrictions, taken as a whole, are not materially more restrictive than those in the Note Documentation, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) customary net worth provisions contained in real property leases entered into by the Borrower or any of its Subsidiaries so long as such net worth provisions could not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2(h), (vi) with respect to clause (c) only, (i) agreements described in clauses (c)-(i) of Section 6.13, to the extent set forth in such clauses and (ii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (vii) prohibitions and limitations arising by operation of law.
     6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving affect to the Merger Transactions) or that are reasonably related thereto or reasonable extensions thereof.
     6.16 Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness or other monetary liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, the Senior Note Documentation, the Senior Subordinated Note Documentation, the Management Agreement and the Acquisition Documentation, (iii) obligations with respect to its Capital Stock (including obligations to underwriters and other professionals in connection with the issuance of such Capital Stock), (iv) Indebtedness expressly permitted by Section 6.2 (v) Restricted Payments pursuant to Section 6.6, and (vi) Investments expressly permitted by Section 6.8 (provided that Holdings shall not have any direct Subsidiaries other than the Borrower), or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 6.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower.
SECTION 7. EVENTS OF DEFAULT
         If any of the following events shall occur and be continuing:
         (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.7(a) or Section 6; or
     (d) Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days following the earlier of (x) actual knowledge by a Responsible Officer of the Borrower and (y) delivery of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or
     (e) Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or
     (f) (i) Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, other than any “prohibited transaction” for which a statutory or administrative exemption is available, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (h) One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving for Holdings, the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent such loss is covered by a Lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; provided that it shall not be an Event of Default under this clause (i) if, solely as a result of the occurrence of one or more of the events described in this clause (i), the Administrative Agent shall not hold a legal, valid and perfected security interest, with the priority required under the Security Documents, in Collateral with a fair market value not to exceed $5,000,000 in the aggregate; or
     (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or
     (k) Any Change of Control shall occur; or
     (l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert in writing;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 8. THE ADMINISTRATIVE AGENT
     Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the

Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender or the Issuing Bank an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other governmental authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or the Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or the Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender or the Issuing Bank, as applicable, shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 9. MISCELLANEOUS
     9.1 Notices . (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (i) if to Holdings or the Borrower, to it at:
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Attention of Chief Legal Officer
Telecopy No. (412) 338-8900
with a copy (which shall not constitute notice) to:
Neil Cummings
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067-3206
Telecopy No. 310-557-2193

David Kaplan
Ares Management
999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067-3207
Telecopy No. 310-201-4157
Jeff Schwartz
Ares Management
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067-3207
Telecopy No. 310-201-4157
Lee Sienna
Ontario Teachers’ Pension Plan Board
5650 Yonge Street, 8th Floor
Toronto, ON M2M 4H5
Telecopy No. 416-730-5082
With a copy to: 416-730-3771
Attention: Legal Department
Michele Buchignani
Ontario Teachers’ Pension Plan Board
5650 Yonge Street, 8th Floor
Toronto, ON M2M 4H5
Telecopy No. 416-730-5082
With a copy to: 416-730-3771
        (ii) if to the Administrative Agent, an Issuing Bank and Swingline Lender, to it at:
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin Street, Floor 10
Houston, Texas 77002
Attention: Claudia Correa
Telecopy: 713-750-2782
Telephone: 713-750-2128
(iii) if to the Administrative Agent only, to it at:

JPMorgan Chase Bank, N.A.
270 Park Avenue, Floor 4
New York, NY 10017
Attention: Neil Boylan
Telecopy: (212) 270-6637
Telephone: (212) 270-1410
    (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement or any other Loan Document nor any provision hereof or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, each Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be.
     9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have primarily resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than the Administrative Agent acting in its capacity as such).
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and Borrower hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     (e) All amounts due under this Section shall be payable not later than ten days after written demand therefor.
     9.4 Successors and Assigns . (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) an Issuing Bank, provided that no consent of an Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
          (E) no assignment may be made to any of (i) Ares Corporate Opportunities Fund II, L.P. or its Affiliates (other than Ares) or (ii) Ontario Teachers’ Pension Plan Board or its Affiliates if, after giving effect to such assignment, Ares Corporate Opportunities Fund II, L.P. and its Affiliates (other than Ares) and Ontario

Teachers’ Pension Plan Board and its Affiliates, collectively, would hold in excess of 10% of the total aggregate amount of the Term Loans then outstanding and the Total Revolving Credit Commitments then in effect, or, if the Revolving Credit Commitments have been terminated, the Revolving Credit Exposure then outstanding.
          For the purposes of this Section 9.4(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(c), 2.8(d) or (e), 2.9(b), 2.21(d) or

9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          9.5 Survival . All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          9.6 Counterparts; Integration; Effectiveness . This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          9.7 Severability . Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     9.9 Governing Law; Jurisdiction; Consent to Service of Process . (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     9.11 Headings . Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.12 Confidentiality. (a) Each of the Administrative Agent, the Documentation Agents, the Syndication Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) with the prior written consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Documentation Agents, the Syndication Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Documentation Agents, the Syndication Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.
     (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

     (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     9.14 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Sections 6.5 and 6.8, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a disposition assets or the Capital Stock of any Loan Party in a transaction permitted by Section 6.5 and as a result of which such Loan Party would cease to be a Subsidiary or would become an Excluded Subsidiary, terminate such Loan Party’s obligations under its Guarantee Obligation in respect of the Obligations. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made once such Capital Stock or asset is so conveyed, sold, leased, assigned, transferred or disposed of.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GNC CORPORATION
By: /s/ Mark L. Weintrub
Name: Mark L. Weintrub
Title:	Senior Vice President, Chief Legal Officer and Secretary

GENERAL NUTRITION CENTERS, INC.
By: /s/ Mark L. Weintrub
Name: Mark L. Weintrub
Title:	Senior Vice President, Chief Legal Officer and Secretary

[signatures continued next page]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and a Lender
By:	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Vice President

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger
By:	/s/ Adam G. Sell
	Name:	Adam G. Sell
	Title:	Executive Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Syndication Agent and a Lender
By:	/s/ [Illegible Signature]
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Documentation Agent and a Lender
By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Authorized Signatory

MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent and a Lender
By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as a Lender
By:	/s/ Marc-André Aubé
	Name:	Marc-André Aubé
	Title:	Manager

By:	/s/ Diane C. Favreau
	Name:	Diane C. Favreau
	Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

BNP PARIBAS, as a Lender
By:	/s/ Craig J. Lewis
	Name:	Craig J. Lewis
	Title:	Director

By:	/s/ Anthony D. Wilson
	Name:	Anthony D. Wilson
	Title:	Vice President